Exhibit (h)(xii)(a)

AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of this 7th day of February, 2005, by and among THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. (the “Company”), on its own behalf and on behalf of each separate account of the Company (each an “Account”) identified in the Participation Agreement (as defined below), VAN KAMPEN LIFE INVESTMENT TRUST (the “Fund”), VAN KAMPEN FUNDS INC. (the “Underwriter”), and VAN KAMPEN ASSET MANAGEMENT (the “Adviser”).

WHEREAS, the Company, the Fund, the Underwriter and the Adviser have entered into a Participation Agreement dated as of May 1, 2002, as such agreement may be amended from time to time (the “Participation Agreement”), which provides that the Fund will make available for purchase and redemption by the Company, on behalf of the Accounts, shares of certain Portfolios to fund certain Variable Insurance Products; and

WHEREAS, the Fund, acting through the Fund’s transfer agent, has established a master account on its mutual fund shareholder account system (the “T/A Account”) reflecting the aggregate ownership of shares of the Fund and all transactions involving such shares by the Company on behalf of the Accounts; and

WHEREAS, the Company, the Fund, the Underwriter and the Adviser wish to amend the Participation Agreement as necessary to permit the Fund to receive, and the Company to transmit, purchase and redemption orders of Portfolio shares using the National Securities Clearing Corporation (“NSCC”) Fund/SERV System (“Fund/SERV”); and

WHEREAS, in order to receive and transmit Fund shares via Fund/SERV, it is intended that the Fund and the Company will establish an account using Fund/SERV (the “Fund/SERV Account”) that will reflect corresponding transactions and Fund share balances in the T/A Account; and

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund and the Adviser agree to amend the Participation Agreement as follows:

1. Section 1.1 of the Participation Agreement is deleted in its entirety and replaced with the following:

The Fund and the Underwriter agrees to make available for purchase by the Company shares of the Portfolio(s) and shall execute purchase orders placed for each Account on each Business Day at the net asset value next computed after receipt by the Fund or its designee of such purchase order. For purposes of this Section 1.1, the Company shall be the designee of the Fund and the Underwriter for receipt of such purchase orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that such purchase orders are received and transmitted in accordance with the Operating Procedures attached hereto as Exhibit A (the “Operating Procedures”). “Business Day” shall mean any day on which the New York Stock Exchange, Inc. is open for trading and on which the Fund calculates its net asset value pursuant to SEC rules.

2. Section 1.4 of the Participation Agreement is deleted in its entirety and replaced with the following:

The Fund and the Underwriter agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Portfolio(s) held by the Company, executing such redemption requests for each Account on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Fund and the Underwriter for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that such redemption requests are received and transmitted in accordance with the Operating Procedures.

3. Section 1.6 of the Participation Agreement is deleted in its entirety and replaced with the following:

The Fund and the Company will settle all purchase and redemption orders transmitted pursuant to Sections 1.1 and 1.4 of this Agreement, respectively, in accordance with the Operating Procedures.

4. Sections 1.8 and 1.9 of the Participation Agreement are deleted in their entirety, and Section 1.10 is now effectively renumbered as Section 1.8.

5. Schedule A of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule A.

6. Schedule B of the Participation Agreement is unchanged but restated in its entirety in the attached Schedule B.

7. Operating Procedures. The Operating Procedures governing the responsibilities of the Fund and the Company under the Participation Agreement and this Amendment with respect to the purchase and redemption of Fund shares and share price communication are hereby incorporated into the Participation Agreement as Exhibit A thereto.

8. NSCC Membership. Each of the Fund and the Company represents and warrants that it is a member in good standing of the NSCC, or is otherwise entitled to use Fund/SERV, and will abide by the rules and regulations of the NSCC.

9. Conflict. Except as provided herein, the Participation Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

10. Amendments. This Amendment may be amended only by written instrument executed by each party hereto.

11. Capitalized Terms. All capitalized words and phrases used but not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement.

12. Entire Agreement. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

13. Notices. All notices and other communications hereunder shall be in writing and shall be delivered as provided for by the Participation Agreement.

14. Governing Law. This Amendment, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of [Delaware/Illinois].

15. Counterparts. This Amendment may be executed in any number of multiple counterparts (and may be delivered by facsimile), each of which shall be deemed to be an original and all of which shall constitute one agreement, binding on all parties hereto.

16. Effective Date. This Amendment shall be effective as of the date written above.

[remainder of page left blank intentionally]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal hereunder affixed hereto as of the date specified above.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Peggy Coopola
Name:
Title:

VAN KAMPEN LIFE INVESTMENT TRUST

By:
Name:
Title:

VAN KAMPEN FUNDS INC.

By:	/s/ Andrew J. Scherer
Name:	Andrew J. Scherer
Title:	Managing Director

VAN KAMPEN ASSET MANAGEMENT

By:	/s/ Edward Wood
Name:	Edward Wood
Title:	Managing Director

EXHIBIT A

Operating Procedures

Unless otherwise defined below, all capitalized terms have the meanings specified in the Amendment and the Participation Agreement, each of which this Exhibit is a part.

I. FUND/SERV PROCEDURES

A. Fund/SERV Account Establishment. All parties hereto agree and acknowledge that the Company may not open or establish any new Fund/SERV Accounts without the prior written consent of the Fund. The Company further acknowledges that the Fund reserves the right to reject any new Fund/SERV Accounts established by the Company that have not been previously approved by the Fund in writing.

B. Transmittal of Portfolio Information. With respect to each Portfolio, the Fund will provide the Company with (i) the net asset value per share of the Portfolio (the “Share Price”) on each Business Day, determined as of the time specified in the Portfolio’s prospectus (“Close of Trading”); (ii) dividend and capital gains distribution information on ex-date, but no later than the first Business Day following each ex-date established for the payment of dividends or capital gains distributions by the Portfolio; and (iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily accrual interest rate factor. The Fund will use its best efforts to communicate such information to the Company or its designee by 7:00 p.m. Eastern Time each Business Day; however, the Fund reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time due to extraordinary or unforeseen circumstances.

C. Transmittal of Orders. The Company agrees that, unless otherwise agreed to in writing with the Fund, orders for the purchase or redemption of Fund shares (“Instructions”) received by the Company prior to the Close of Trading on any Business Day (“Day 1”) will be transmitted to the Fund via Fund/SERV and accepted by Fund/SERV prior to [12:00/5:00/6:00] a.m. Eastern Time on the following Business Day (“Day 2”) (such orders are referred to as “Day 1 Trades”). Each transmission by the Company of a purchase or redemption order relating to a Business Day (“Order”) will constitute a representation by the Company that such Order was based on Instructions that the Company received and accepted as being in good order prior to the Close of Trading on that Business Day, and that the Order included all purchase and redemption Instructions so received by the Company.

In the event that Orders for any Business Day are not transmitted to the Fund via Fund/SERV and accepted by Fund/SERV prior to [12:00/5:00/6:00] a.m. Eastern Time on Day 2, the Company shall transmit such Orders to the Fund in accordance with the Manual Procedures below. If such Orders are not transmitted to the Fund in accordance with the Manual Procedures, the Fund reserves the right, in its sole discretion, to reject, reverse or re-price the Orders (notwithstanding that the Company may have received Fund/Serv confirmation of the Orders) and the Company will be responsible for reimbursement of any loss sustained by the Fund that may arise out of the improper transmittal of such Orders.

All Orders transmitted to the Fund via Fund/SERV will be communicated in accordance with Fund/SERV rules and procedures. The Company acknowledges that certain cash flows may be known on or before a trade date, and the Company agrees to use its reasonable efforts to notify the Fund of such cash flows before such trade date.

D. Fund/SERV Confirmation. All Orders transmitted in accordance with Section C of these Fund/Serv Procedures are subject to acceptance by the Fund and shall become effective only upon confirmation by the Fund. The Fund reserves the right, in its sole discretion, (i) to reject any Order, and (ii) to require any Order to be settled outside of Fund/SERV, in which case the Fund shall not confirm such Order via Fund/SERV and such Order shall settle in accordance with the Manual Procedures discussed below.

E. Pricing of Orders. Day 1 Trades communicated to the Fund as provided under Section C of these Fund/SERV Procedures will be effected at the Share Price for the applicable Portfolio on Day 1.

F. Settlement. Day 1 Trades confirmed by the Fund via Fund/SERV will settle in U.S. dollars in accordance with the Fund’s profile within Fund/SERV applicable to the Company.

G. Dividends and Other Distributions. The Fund will furnish the Company or its designee notice of any dividends or other distributions payable on the shares of each Portfolio via Fund/SERV. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the Account(s) and the Fund will notify the Company or its designee as to the number of shares so issued.

H. Confirmations and Verification. If the Company chooses to participate in and utilize Fund/SERV’s Networking application when trading with the Fund in accordance with the procedures herein, the Fund or its designee will transmit or make available to the Company via Fund/SERV, as applicable: (i) confirmations of Orders received from the Company, and (ii) the share balance for each T/A Account in accordance with Fund/SERV’s Networking guidelines. The Company will promptly review and verify this information on Fund/SERV and immediately advise the Fund or its designee in writing of any discrepancies between the Company’s records and the balance in the Fund/SERV Account or the T/A Account.

If the Company chooses to utilize Fund/SERV without the Networking application when trading with the Fund in accordance with the procedures herein, the Fund or its designee will deliver to the Company: (i) physical confirmations of Orders received from the Company, and (ii) a physical statement for the preceding calendar month reflecting the shares of each Portfolio held by the Account(s) as of the end of such preceding month and all purchases and redemptions by the Company of shares of a Portfolio during such preceding month. The Company will immediately on receipt of any physical confirmation or statement concerning an Account verify the information contained therein against the information contained on the Company’s record- keeping system and immediately advise the Fund in writing of any discrepancies between such information.

The Fund and the Company will cooperate to resolve any such discrepancies mentioned in this Section H as soon as reasonably practicable.

I. Processing Adjustments. In the event of any error or delay with respect to these Fund/SERV Procedures that is caused by the Fund, the Fund will make any adjustments on its (or its transfer agent’s) accounting system necessary to correct such error or delay. The Company will make the corresponding adjustments on its record-keeping system. The Company and the Fund will each provide the other with prompt notice of any errors or delays of the type referred to in these Fund/SERV Procedures.

J. Fund/SERV Unavailability. If the Fund/SERV system is unavailable for any reason, or if it is otherwise impracticable to operate in accordance with these Fund/SERV Procedures, transactions shall be processed in accordance with the Manual Procedures below.

II. MANUAL PROCEDURES

A. Transmittal of Portfolio Information. With respect to each Portfolio, the Fund will provide the Company with (i) the Share Price determined as of the Close of Trading on each Business Day; (ii) dividend and capital gains distribution information on ex-date, but no later than the first Business Day following each ex-date established for the payment of dividends or capital gains distributions by the Portfolio; and (iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily accrual interest rate factor. The Fund will use its best efforts to communicate such information to the Company or its designee by 7:00 p.m. Eastern Time each Business Day; however, the Fund reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time due to extraordinary or unforeseen circumstances.

B. Transmittal of Orders. The Company agrees that, unless otherwise agreed to in writing with the Fund, Instructions received by the Company prior to the Close of Trading on any Business Day (“Day 1”) will be transmitted to the Fund by facsimile no later than 8:00 a.m. Eastern Time on the following Business Day (“Day 2”) (such Orders are referred to as “Day 1 Trades”). Each transmission by the Company of a purchase or redemption order relating to a Business Day (“Order”) will constitute a representation by the Company that such Order was based on Instructions that the Company received and accepted as being in good order prior to the Close of Trading on that Business Day, and that the Order included all purchase and redemption Instructions so received by the Company.

All Orders transmitted to the Fund will be communicated in U.S. dollars and will indicate the date of the transaction. On Business Days where there are no Orders, or where the net dollar amount for purchases and redemptions for an Account equals zero, the communication will so indicate. The Company acknowledges that certain cash flows may be known on or before a trade date, and the Company agrees to use its reasonable efforts to notify the Fund of such cash flows before such trade date.

C. Pricing of Orders. Day 1 Trades communicated to the Fund by 8:00 a.m. Eastern Time on Day 2 will be effected at the Share Price for the applicable Portfolio on Day 1.

D. Settlement.

1. Purchase Orders. In the case of Day 1 Trades that constitute a net purchase order, the Company will arrange for a federal funds wire transfer of the net purchase amount to a custodial account designated by the Fund by 12:00 p.m. Eastern Time on Day 2.

2. Redemption Orders. In the case of Day 1 Trades that constitute a net redemption order, the Fund will arrange for a federal funds wire transfer of the net redemption amount to a custodial account designated by the Company on Day 2, or in no instance later than the time provided for in the applicable Portfolio’s Prospectus.

3. Generally. Settlements will be in U.S. dollars, except that each Portfolio reserves the right, in cases of substantial liquidations, to pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in accordance with applicable law, and the Portfolio’s redemption policy as described in the Prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. Transactions that are the subject of such Orders will be processed at the Share Price for the applicable Portfolio on the Business Day to which the Orders originally relate.

E. Dividends and Other Distributions. The Fund will furnish the Company or its designee notice of any dividends or other distributions payable on the shares of each Portfolio. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the Account(s) and the Fund will notify the Company or its designee as to the number of shares so issued.

F. Confirmations and Verification. The Fund or its designee will deliver to the Company: (i) confirmations of Orders received from the Company, and (ii) a statement for the preceding calendar month reflecting the shares of each Portfolio held by the Account(s) as of the end of such preceding month and all purchases and redemptions by the Company of shares of a Portfolio during such preceding month. The Company will immediately on receipt of any confirmation or statement concerning an Account verify the information contained therein against the information contained on the Company’s record-keeping system and immediately advise the Fund in writing of any discrepancies between such information. The Fund and the Company will cooperate to resolve any such discrepancies as soon as reasonably practicable.

G. Processing Adjustments. In the event of any error or delay with respect to these Manual Procedures that is caused by the Fund the Fund will make any adjustments on its (or its transfer agent’s) accounting system necessary to correct such error or delay. The Company will make the corresponding adjustments on its record-keeping system. The Company and the Fund will each provide the other with prompt notice of any errors or delays of the type referred to in these Manual Procedures.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number and Name of Contract Funded by Separate Account
The Guardian Separate Account E Established September 26, 1996	The Guardian Investor Retirement Asset Manager (Form IVA - 2020)

The Guardian Separate Account F Established February 24, 2000	The Guardian C+C Variable Annuity (Form IVA - 2040) The Guardian CXC Variable Annuity Contract (Form )

The Guardian Separate Account Q Established March 14, 2002	The Guardian Investor Income Access Variable Annuity (Form IVA - 2050)

The Guardian Separate Account A Established 1981	Value Guard II (Form IVA - 2006)

The Guardian Separate Account D Established 1989	The Guardian Investor (Form IVA - 2006)

The Guardian Separate Account R Established	The Guardian Investor Asset Builder Variable Annuity Contract (Form IVA - )

SCHEDULE B

PORTFOLIOS OF THE VAN KAMPEN LIFE INVESTMENT TRUST

AVAILABLE UNDER THIS AGREEMENT

Class II Shares

Government Portfolio - Class II Shares

Growth & Income Portfolio - Class II Shares